Exhibit 5.1

FAEGRE BAKER DANIELS LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402

July 30, 2012

Sunshine Heart, Inc.
12988 Valley View Road
Eden Prairie, MN 55344

Ladies and Gentlemen:

We have acted as counsel to Sunshine Heart, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (Reg. No. 333-182727) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of up to 2,875,000 shares of Common Stock, par value $0.0001 per share (the “Common Stock”), of the Company in connection with the offering (the “Offering”) described in the Registration Statement (the “Shares”).

We have examined the Registration Statement and the amended and restated certificate of incorporation of the Company, which has been filed with the Commission as an exhibit to the Registration Statement.  We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.  As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinions set forth below, we have assumed (i) the genuineness of all signatures, (ii) the legal capacity of natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and (v) the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been duly authorized and (a) when the Registration Statement becomes effective under the Securities Act, (b) when the pricing committee of the Company’s board of directors (the “Pricing Committee”) has taken all necessary action to approve the issuance and sale of the Shares, including determination of a specific number of Shares to be sold and a specific price for the sale of the Shares, and (c) upon payment and delivery in accordance with the underwriting agreement in the form filed with the Commission as an exhibit to the Registration Statement and approved by the Pricing Committee, the Shares will be validly issued, fully paid and nonassessable upon authorization thereof by action of the Pricing Committee.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.  This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.  This opinion speaks only as of the date the Registration Statement becomes effective under the Securities Act and we assume no obligation to revise or supplement this opinion thereafter.

Very truly yours,
FAEGRE BAKER DANIELS LLP

/s/ Jonathan R. Zimmerman

By: Jonathan R. Zimmerman